Exhibit 5.1

May 9, 2018

The Clorox Company

1221 Broadway

Oakland, CA 94612

Re:	The Clorox Company, Registration Statement on

Form S-3 (Registration No. 333-224699)

Ladies and Gentlemen:

We have acted as counsel to The Clorox Company, a Delaware corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of $500,000,000 aggregate principal amount of its 3.900% Senior Notes due 2028 (the “Notes”) pursuant to the Underwriting Agreement, dated May 7, 2018 (the “Underwriting Agreement”), by and among Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, (ii) the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Notes are registered under the Act, (iii) the filing by the Company with the SEC pursuant to Rule 424(b) of the preliminary prospectus supplement, dated May 7, 2018 (the “Preliminary Prospectus Supplement”), and the final prospectus supplement, dated May 7, 2018 (the “Final Prospectus Supplement”), and (iv) the filing by the Company with the SEC as a free writing prospectus the final term sheet, dated May 7, 2018 (the “Term Sheet”), relating to the Notes. The Underwriting Agreement is filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on the date hereof.

In connection with this opinion letter, we have examined the Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Term Sheet. We have also examined and relied upon (i) the indenture, dated as of October 9, 2007, between the Company and The Bank of New York Trust Company, N.A. as trustee (the “Base Indenture”), as supplemented by: the First Supplemental Indenture, dated as of November 9, 2009, among the

Morgan, Lewis & Bockius LLP

101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

The Clorox Company

May 9, 2018

Company, The Bank of New York Mellon Trust Company, N.A. and Wells Fargo Bank, National Association, which designates Wells Fargo Bank, National Association as trustee with respect to one or more series of securities upon its designation as such by the Company; the Second Supplemental Indenture, dated as of November 9, 2009, between the Company and Wells Fargo Bank, National Association, as trustee; the Third Supplemental Indenture, dated as of November 17, 2011, between the Company and Wells Fargo Bank, National Association, as trustee; the Fourth Supplemental Indenture, dated as of September 13, 2012, between the Company and Wells Fargo Bank, National Association, as trustee; the Fifth Supplemental Indenture, dated as of December 9, 2014, between the Company and Wells Fargo Bank, National Association, as trustee; the Sixth Supplemental Indenture, dated as of September 28, 2017; and the Seventh Supplemental Indenture, dated as of May 9, 2018, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (the Base Indenture, as so supplemented, the “Indenture”); (ii) certificates or statements of public officials, certificates of officers of the Company; and (iii) copies of such other documents, corporate records and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have assumed, without any independent investigation or verification of any kind, the due authorization, execution and delivery by the Trustee of the Indenture, the due authentication by the Trustee of the Notes, as well as the legal right and power, under all applicable laws and regulations, of the Trustee to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against the Trustee in accordance with the terms of, the Indenture.

Based upon the foregoing, we are of the opinion that, when issued in accordance with the Indenture and delivered and paid for in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company and will be entitled to the benefits provided by the Indenture.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other state or jurisdiction.

The Clorox Company

May 9, 2018

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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